Exhibit 3.1

RESTATED CHARTER

OF

ASTEC INDUSTRIES, INC.

UNDER SECTION 48-1-304 OF THE GENERAL CORPORATION ACT

Pursuant to the provisions of Section 48-1-304 of the Tennessee General Corporation Act, the undersigned corporation adopts the following restated charter:

Part I:

Name
1.	The name of the corporation is ASTEC INUSTRIES, INC.
Duration
2.	The duration of the corporation is perpetual.
Principal Office
3.	The address of the principal office of the corporation in the State of Tennessee shall be 4101 Jerome Avenue, Chattanooga 37407, Hamilton County.
For Profit
4.	The corporation is for profit.
Purposes
5.	The purposes for which the corporation is organized are:

To buy, sell, export or import, manufacture and deal in all goods, equipment, apparatus, machinery and facilities for conversion or processing of stone, rock, gravel, cinders, clay, shells and materials of similar composition and all raw materials therefore, and any and all commodities necessary or incident to processing, manufacturing or converting such for use in the asphalt and paving industry or any other industry and to engage in research, engineering, buying, selling, exporting, importing and manufacturing of any other equipment, apparatus, machinery and facilities used in the paving and asphalt industry or used in the protection of the environment or used in any other industry;

To act as agents or representatives of manufacturers or others in the purchase or sale of goods, wares and merchandise of all types as brokers or on commission;

To do any or all of the things herein set forth, and all things usual, necessary or proper in furtherance of or incidental to said business, to the same extent as natural persons might or could do in any part of the world, at wholesale or retail, as principal, agent, contractor, trustee or otherwise, and either alone or in company with others;

To carry on any other business, whether selling, manufacturing or otherwise, and to do all things not forbidden by the laws of the State of Tennessee; provided, however, that the corporation is not being organized for a purpose or purposes which require authorization under the laws or statutory regulations of the State of Tennessee by any office or commission other than the office of the Secretary of State;

To be vested with all the rights and powers now or hereafter conferred upon such corporations by the laws of the State of Tennessee, including, but not by way of limitation, those enumerated in Sections 48-1-402 and 48-1-403 of the Tennessee Code Annotated;

But if this corporation shall undertake to do any of the things hereinbefore set forth in any state other than Tennessee, in the District of Columbia, in any territory, colony, or dependency of the United States, or in any foreign country or in any colony or dependency thereof, then as to such jurisdictions, and each of them, then corporation shall be deemed to have such powers only insofar as such jurisdictions respectively permit corporations within their several respective jurisdictions to execute such powers.

Authorized Shares

6.
The maximum number of shares that the corporation is authorized to issue is Twenty-Two Million (22,000,000) shares, which shares shall consist of no more than Twenty Million (20,000,000) shares of common stock having a par value of Twenty Cents ($.20) per share and no more than Two Million (2,000,000) shares of preferred stock, having a par value of One Dollar ($1.00) per share. The preferences, limitations and relative rights in respect of the shares of each class are as follows:

A. Common Stock. Each holder of common stock shall be entitled at each meeting of shareholders, and upon each proposal presented at the meeting, to one vote for each share of such stock standing in his name on the books of the corporation at the record date for the meeting.

B. Preferred Stock. Authority is hereby expressly granted to and vested in the Board of Directors to issue the preferred stock from time to time in one or more series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated or expressed in resolutions adopted by the Board of Directors providing for the issue of such series or in a resolution or resolutions thereafter from time to time adopted as permitted by law.

C. Preemptive Rights. None of the holders of shares of common stock or preferred stock of the corporation shall be entitled to preemptive rights or be entitled as a matter of right to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, now or hereafter authorized, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, evidences of indebtedness, or any other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any new or additional shares.

Commencement of Business
7.	The corporation will not commence business until consideration of at least One Thousand Dollars ($1,000.00) has been received for the issuance of shares.

This corporation shall enjoy and be subject to such benefits, privileges and immunities and such restrictions, liabilities and obligations as are provided with respect to corporations for profit generally by the laws of the land and which are held applicable to corporations for profit organized under the Tennessee General Corporation Act.

Part II:

1.	The date the original charter was filed by the Secretary of State was August 9, 1972.

2.	The restated charter restates the text of the charter, as previously amended, further amends or changes the charter as specified below, and was duly authorized by unanimous written consent of the shareholders dated April 28, 1986:

A.	Paragraph 3 of the charter is deleted and Paragraph 3 of Part I of this restated charter is substituted therefore.

B.	Paragraph 6 of the charter is deleted and Paragraph 6 of this restated charter is substituted therefore.

The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendment of Paragraph 6 shall be effected is as follows:

Upon the effective date of the Amendment to Paragraph 6 of the charter, the shareholders shall be entitled to receive one (1) share of the newly authorized Twenty Cent ($.20) par value common stock for each one (1) share of the Ten Cent ($.10) par value common stock that they then owned so that the number of shares of common stock issued and outstanding after the effective date of the Amendment shall be the same number issued and outstanding immediately prior to such effective date.

Dated April 28, 1986.

ASTEC INDUSTRIES, INC.

By /s/ Albert E Guth
               (Albert E. Guth)
               Senior Vice President

ARTICLES OF AMENDMENT TO

THE CHARTER OF

ASTEC INDUSTRIES, INC.

                      Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
Name
1.	The name of the corporation is

ASTEC INUSTRIES, INC.

2.	The amendments adopted are the addition of the following Paragraphs 8 and 9 to the charter of the corporation:

Director Exculpation
8. Director Exculpation.

8.1           A director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act. The provisions of this Paragraph 8 shall not apply with respect to act or omissions occurring prior to the effective date of this Paragraph 8.

8.2           Any repeal or modification of the provisions of this Paragraph 8 by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

8.3           If the Tennessee Business Corporation Act hereafter is amended to authorize the further elimination of limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act.

8.4           In the event that any of the provisions of this Paragraph 8 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

Registered Office and Registered Agent
9.           The address of the corporation’s registered office in the State of Tennessee shall be 3rd Floor Maclellan Building, in the City of Chattanooga, Hamilton County, 37402. The corporation’s registered agent at that address is Stophel & Stophel, P.C. The street address of the registered office and the business office of the registered agent are identical.

3.	The Amendments were duly adopted on April 21, 1988 by a majority vote of the shareholders.

Executed September 7, 1988.

ASTEC INDUSTRIES, INC.

By /s/ Albert E. Guth
               (Albert E. Guth)

ARTICLES OF AMENDMENT TO
THE CHARTER OF
ASTEC INDUSTRIES, INC.
Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.	The name of the corporation is

ASTEC INUSTRIES, INC.

2.	The amendments adopted are:

The following Paragraphs 10 and 11 are added to the charter of the corporation:

Classification of the Board of Directors
10. Classification of the Board of Directors.

A.      Number of Directors.   The number of directors of the corporation shall be not less than three nor more than fifteen. The exact number of directors within such minimum and maximum shall be fixed or changed from time to time solely by a resolution adopted by an affirmative vote of either (i) at least two-thirds (2/3) of the total number of directors then in office or (ii) holders of at least two-thirds (2/3) of the total issued and outstanding shares of the corporation’s stock entitled to vote in the election of directors.

B.       Classification, Terms and Election of Directors.   The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board of Directors. At the 1989 Annual Meeting of Shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, commencing in 1990, successors to the class of directors whose term expires at that annual meeting shall be elected or reelected for a three-year term. Except as provided in subparagraph 10D, a director shall be elected by the affirmative vote of the holders of a majority of the total issued and outstanding shares of the corporation’s stock represented at the annual meeting of shareholders and entitled to vote in the election of directors.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case shall a decrease in the number of directors have the effect of shortening the term of an incumbent director. If the number of directors is increased, and any newly created directorships are filled by the board, there shall be no classification of additional directors elected by the Board until the next meeting of the shareholders called for the purpose of electing directors.

Each director shall serve until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death.

C.      Removal.   The entire Board of Directors or any individual director may be removed from office only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the total issued and outstanding shares of the corporation’s stock entitled to vote in the election of directors at any shareholders’ meeting in which notice of such purpose has been given.

D.      Vacancies.   A vacancy occurring on the board of Directors, however occurring, whether by increase in the number of directors, resignation, retirement, disqualification, removal from office, death or otherwise, may be filled, until the next election of directors by the shareholders, by the affirmative vote of at least two-thirds (2/3) of the total number of directors then remaining in office, though they constitute less than a quorum of the Board of Directors.

E.      Election of Directors by Holders of Preferred Stock. Notwithstanding any of the foregoing provisions in this Paragraph 10, whenever the holders of any one or more classes of preferred stock or series thereof issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors, and the election, term of office, filling of vacancies and other features of each such directorship, shall be governed by the terms of this Charter or any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions upon any such class of preferred stock or series thereof issued pursuant to subparagraph 6B (collectively, a “Preferred Stock Designation”), and such directors so elected shall not be divided into classes pursuant to this Paragraph 10.

F.      Amendment or Repeal.   Notwithstanding any other provisions of this Charter of the Bylaws of the corporation or any provision of any law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation’s stock entitled to vote in the election of directors required by the law, this Charter or any Preferred Stock Designation, the provisions set forth in this Paragraph 10 may not be altered, amended or repealed in any respect unless such action is approved by the affirmative vote of the holders of at least two-thirds (2/3) of the total issued and outstanding shares of the corporation’s stock entitled to vote in the election of directors.

Consideration of Certain Factors
11. Consideration of Certain Factors in Connection With Merger, Exchange, Tender Offer or Significant Disposition of Assets.   The Board of Directors of the corporation, committees of the Board, and individual directors, in discharging their duties in considering the best interests of the corporation and its shareholders in connection with a proposed merger, exchange, tender offer or significant disposition of assets, may consider all relevant factors, including (i) social, legal, environmental and economic effects on the employees, customers, suppliers and creditors of the corporation and other affected persons, firms and corporations, and on the communities and geographical areas in which the corporation and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, and all other factors such directors deem pertinent; and (ii) the financial consideration being offered in relation to the then-current market price for the corporation’s outstanding stock, the then-current value of the corporation in a freely negotiated transaction, and the Board of Director’s estimate of the future value of the corporation (including the unrealized value of its properties and assets). Any such consideration pursuant to this Paragraph 11 is solely discretionary with such directors and is not intended to provide to any constituency any right to be considered.

4.  The amendments were duly adopted by affirmative vote of a majority of the shareholders entitled to vote at the annual meeting of the shareholders held on April 20, 1989.

Dated: May 31, 1989.

ASTEC INDUSTRIES, INC.

By /s/ Albert E. Guth
               (Albert E. Guth)
                    Secretary

ARTICLES OFAMENDMENT TO THE
AMENDED AND RESTATED CHARTER
OF ASTEC INDUSTRIES, INC.

Pursuant to the applicable provisions of the Tennessee Business Corporation Act, the undersigned adopts the following Articles of Amendment (the “Articles”) to the Amended and Restated Charter of Astec Industries, Inc. (the “Corporation”).

1.           The name of the Corporation is ASTEC INDUSTRIES, INC.

2.           The amendment adopted is:

The first sentence of paragraph 6 of the Amended and Restated Charter is deleted and the following is inserted in its place:

“6.   The maximum number of shares that the corporation is authorized to issue is Forty-two Million (42,000,000) shares, which shares shall consist of no more than Forty Million (40,000,000) share of common stock having a par value of twenty cents ($.20) per share and no more than Two Million shares of preferred stock, having a par value of One Dollar ($1.00) per share.”

3.           The manner in which each issued and unissued authorized share of the Corporation’s Common Stock, $.20 par value, shall be changed into the greater number of whole shares provided for in the amendment to Paragraph 6 is set forth as follows:

Upon the effective date of the amendment to Paragraph 6 of the Amended and Restated Charter, the holders of the Corporation’s common stock, $.20 par value, shall be entitled to receive one (1) share of the newly authorized twenty cent ($.20) par value common stock for each one (1) share of the twenty cent ($.20) par value common stock that they owned as of the effective date.

4.            Pursuant to the provisions of Section 48-20-102(4) of the Tennessee Business Corporation Act, shareholder approval of the amendment was not required. The amendment to the Amended and Restated Charter set forth herein was duly adopted by the Board of Directors of the Corporation on December 10, 1998.

5.           The Amendment is to be effective as of the close of business on January 15, 1999.